Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors Adaptimmune Therapeutics plc:

We consent to the incorporation by reference in the registration statement (No. 333-212713) on Form S-3 and in registration statement (No. 333-203929) on Form S-8 of Adaptimmune Therapeutics plc of our report dated March 13, 2017 with respect to the consolidated balance sheets of Adaptimmune Therapeutics plc and subsidiaries as of December 31, 2016, December 31, 2015 and June 30, 2015, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2016, the six month period ended December 31, 2015 and the years ended June 30, 2015 and June 30, 2014, which report appears in the December 31, 2016 annual report on Form 10-K of Adaptimmune Therapeutics plc.

/s/ KPMG LLP

Reading, United Kingdom
March 13, 2017